Exhibit 11

        Weighted Average Common Shares and Common Equivalents Outstanding

                       Computations of Earnings Per Share
                      (In thousands, except per share data)


                                         For the three months ended
                                         --------------------------
                                            April 30      April 30
                                                1996          1995
                                           ---------     ---------
Primary earnings per share:

  Net income                               $    (199)           29
                                           ---------     ---------
  Shares:

  Weighted average common shares
    outstanding                                3,801         3,793

  Add incremental shares arising from
    exercise of stock options                    161           107

  Less assumed buyback of shares with
    option proceeds                             (161)         (107)
                                           ---------     ---------
  Weighted average number of common
    and common share equivalents               3,801         3,793
                                           =========     =========

  Primary earnings per share               $   (0.05)         0.01
                                           =========    ==========


      There are no other common stock equivalents so that primary and fully diluted earnings per share are equal.







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